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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 15, 1999
                                                          --------------



                          U.S. Office Products Company
                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)


         Delaware                       0-25372                52-1906050
         --------                       -------                ----------
(State or Other Jurisdiction           (Commission          (I.R.S. Employer
of Incorporation)                       File Number)         Identification No.)



       1025 Thomas Jefferson St., N.W., Suite 600E, Washington D.C. 20007
       ------------------------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)



       Registrant's telephone number, including area code: (202) 339-6700
                                                           --------------

                                 Not Applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5. OTHER EVENTS

         (a) CREDIT FACILITY. U.S. Office Products Company (USOP) and its bank lenders have amended USOP's current senior secured credit agreement. This amendment is dated as of April 15, 1999 and changes the financial covenants and certain other terms of the credit agreement. USOP's senior secured credit agreement is dated June 9, 1998, and was previously amended on August 21, 1998.

         The new amendment revises the financial covenants in the credit agreement over the next three years. The amendment also reduces the principal amount of USOP's acquisition term loan facility (called the "multi-draw facility") from $200 million to $50 million. USOP had not borrowed any money under this facility as of April 15, 1999.

         The amendment also increases the limits on USOP's permitted level of capital expenditures for each of the next three fiscal years. In addition, as a result of the amendment, USOP's foreign subsidiaries will be permitted to incur up to $35 million in indebtedness (increased from $25 million), and USOP may spend up to a total of approximately $50 million to fund capital expenditures or acquisitions in excess of the amounts otherwise permitted by the credit agreement and/or to repurchase a portion of its 9-3/4% senior subordinated notes due 2008.

         Other modifications to the credit agreement relate to the procedures and other specifics of the covenants governing sales of assets by USOP and certain acquisitions by USOP. All other material terms of the credit agreement, including interest rates, maturity and amortization, were not modified. USOP paid amendment fees of 25 to 50 basis points to those of its bank lenders who consented to the modifications.

         (b) EQUITY INVESTMENT. On April 23, 1999, CDR-PC Acquisition, LLC (the "Investor") completed the investment of an additional $51 million in cash in USOP. The Investor is an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc., and is USOP's largest stockholder. As previously reported, the investment was made pursuant to an investment agreement dated as of March 30, 1999 between USOP and the Investor. Pursuant to this investment agreement:

         - USOP issued to the Investor 73,258.82 shares of Series A Non-Voting Participating Convertible Preferred Stock, par value $.001 per share. Upon transfer of the preferred stock to a non-affiliate of Clayton, Dubilier & Rice, each share of preferred stock automatically converts into 100 shares of USOP common stock. The shares of common stock into which the preferred stock is convertible represent slightly less than 20% of the common stock that was outstanding immediately prior to the closing of this investment. As a result of the investment, the Investor's equity ownership in USOP increased to approximately 37.4% from 24.9%.

         - USOP amended warrants previously issued to the Investor in June 1998 to reduce the exercise price to $5.625 per share. These warrants cover approximately 9.2 million shares of USOP common stock. The Investor's equity ownership in USOP could potentially increase to approximately 48.1% if the Investor fully exercises these warrants.

         USOP will use the proceeds from this investment for general corporate purposes, including debt repayment and the funding of accelerated change initiatives intended to achieve improvements in

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key operating areas.


                  For additional information on the terms of this investment and the preferred stock, see USOP's current report on form 8-K that was filed on April 12, 1999.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                       U.S. OFFICE PRODUCTS COMPANY


                       By: /s/ Mark D. Director
                           ------------------------------------------
                           Mark D. Director
                           Executive Vice President -- Administration, Secretary and General Counsel


Dated:  May 7, 1999